Exhibit 99.1

April 30, 2018	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES

22.4% INCREASE IN NET INCOME AND 15.8% INCREASE IN EPS

FOR THE FIRST QUARTER OF 2018

Glen Head, New York, April 30, 2018 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported significant increases in net income and earnings per share for the three months ended March 31, 2018.  In the highlights that follow, all comparisons are of the current three-month period to the same period last year unless otherwise indicated.

FIRST QUARTER 2018 HIGHLIGHTS

•	Net Income increased 22.4% to $11.1 million from $9.1 million
•	EPS increased 15.8% to $.44 from $.38
•	Book Value Per Share increased 9.1% to $14.44 at 3/31/18 from $13.24 at 3/31/17
•	Cash Dividends Per Share increased 7.1% to $.15 from $.14
•	ROA and ROE were 1.13% and 12.50%, respectively, compared to 1.02% and 11.75%
•	Total Assets increased 16% to $4.2 billion at 3/31/18 from $3.6 billion at 3/31/17
•	15.9% growth in the average balance of Loans
•	10.7% growth in the average balance of Noninterest-Bearing Checking Deposits
•	10.5% growth in the average balance of Total Deposits
•	Effective Tax Rate of 7.9% versus 24.2%
•	The Mortgage Loan Pipeline at quarter end remained strong at $215 million
•	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

Analysis of First Quarter Earnings

Net income for the first quarter of 2018 was $11.1 million, an increase of $2.0 million, or 22.4%, over the same quarter last year.  The increase is attributable to increases in net interest income of $1.5 million, or 6.3%, and noninterest income of $839,000, or 34.2%, and a decrease in income tax expense of $1.9 million.  These items were partially offset by increases in noninterest expense of $1.5 million, or 11.4%, and the provision for loan losses of $724,000.

The increase in net interest income is mainly attributable to growth in average interest-earning assets of $348.3 million, or 10.0%.  This growth is mainly comprised of an increase in the average balance of loans of $417.3 million, or 15.9%, partially offset by a decrease in the average balance of securities of $71.1 million, or 8.5%.  Loans grew primarily due to increases in residential and commercial mortgage loans.  Securities declined because of portfolio runoff and a deleveraging transaction completed in the first quarter of 2017.  Although it had little impact on the average balances of securities or deposits for the first quarter of 2018, toward the end of the first quarter the Bank enhanced its on-balance-sheet liquidity with the purchase of approximately $106 million in GNMA mortgage-backed securities funded substantially by brokered certificates of deposit.

The growth in average interest-earning assets was funded by increases in the average balances of noninterest-bearing checking deposits of $89.3 million, or 10.7%, interest-bearing deposits of $193.9 million, or 10.4%, long-term borrowings of $54.7 million, or 14.4%, and stockholders’ equity of $46.9 million, or 15.0%.  Substantial contributors to the growth in deposits were new branch openings, the Bank’s ongoing municipal deposit initiative and deposit promotions.  Substantial contributors to the growth in stockholders’ equity were net income and the ongoing issuance of shares under the Corporation’s Dividend Reinvestment and Stock Purchase Plan (“the Plan”), partially offset by cash dividends declared.  During the first quarter of 2018, 269,361 shares were issued under the Plan which contributed $7.3 million to capital.

Net interest margin for the first quarter of 2018 was 2.71%, down 21 basis points from 2.92% for the same quarter last year.  The decrease occurred partially because short-term interest rates increased more than intermediate and long-term interest rates thus resulting in a flattening of the yield curve.  In addition, because the Bank has more deposits and borrowings subject to immediate repricing than loans, in a rising rate environment the Bank’s funding cost will increase more rapidly than earnings on loans and securities.  The increase in short-term interest rates was driven by the Federal Reserve Bank’s increases in the federal funds target rate.  Beginning in December 2015, the Federal Reserve Bank announced six twenty-five basis point increases for an overall increase of 1.50%.  These increases have caused the Bank to pay more on overnight borrowings and made it necessary for the Bank to raise the rates being paid on many of its deposit accounts in order to remain competitive.  The cost of deposits and borrowings increased by 27 basis points from .81% for the first quarter of 2017 to 1.08% for the 2018 quarter.  The higher cost of funding was not accompanied by equivalent increases in the rates earned on the Bank’s loan and securities portfolios.  The yield earned on the Bank’s total interest-earning assets was down slightly when comparing the first quarter periods.  If the yield curve does not meaningfully steepen with an improvement in intermediate and longer-term interest rates or flattens further, the Bank may experience a further erosion in net interest margin which would inhibit growth in net interest income and earnings and may even cause net interest income and earnings to decline.

Net interest margin in the first quarter of 2018 was also negatively impacted by a decline in mortgage prepayment penalty income from $640,000 in the first quarter of last year to $226,000 in the current quarter and, pursuant to the Tax Cuts and Jobs Act (the “Tax Act”), a decrease in the statutory federal income tax rate from 35% last year to 21% in 2018.  These two factors account for reductions in net interest margin of 5 and 10 basis points, respectively.  The lower federal income tax rate reduced net interest margin because it reduced the positive adjustment to net interest income required to put such income on a tax equivalent basis.

The increase in the provision for loan losses for the first quarter of 2018 versus the same quarter last year is largely due to more loan growth in the current quarter and a larger decrease in the allowance for loan losses in the 2017 quarter from improved economic conditions.  Loans grew $185 million in the first quarter of this year versus $130 million in the same quarter last year.  The impact of these items was partially offset by a larger reduction in the provision for loan losses in the 2018 quarter versus the same quarter last year due to a decrease in historical loss rates.

The increase in noninterest income of $839,000, or 34.2%, is primarily attributable to an increase of $139,000 in cash value accretion on bank-owned life insurance (“BOLI”), a $565,000 BOLI death benefit and an increase of $89,000 in the net credit relating to the non-service cost components of the Bank’s defined benefit pension plan.  Cash value accretion increased because of purchases of BOLI during the first quarters of 2017 and 2018 of $25 million and $20 million, respectively.  These purchases contributed $24.5 million to the growth in total average assets for the first quarter of 2018 over the same quarter last year.  The non-service cost components of the Bank’s pension plan included in noninterest income are comprised of expected return on pension plan assets and interest cost on the benefit obligation.  These items are included in noninterest income under Accounting Standards Update (“ASU”) 2017-07 which was adopted by the Corporation on January 1, 2018.  Income statement items for the first quarter of 2017 were reclassified to conform to the current period presentation.

The increase in noninterest expense of $1.5 million, or 11.4%, is primarily attributable to increases in salaries of $819,000, or 13.2%, employee benefits and other personnel expense of $332,000, or 18.1%, occupancy and equipment expense of $292,000, or 11.6%, and other real estate owned (“OREO”) expense in the first quarter of 2018 of $115,000.  The increase in salaries is primarily due to new branch openings, additions to staff in the back office, higher stock-based compensation expense and normal annual salary adjustments.  The increase in employee benefits and other personnel expense is largely due to increases in placement and agency fees of $126,000 relating to branch and back office staffing, payroll tax expense of $97,000 and group health insurance expense of $42,000.  The increase in occupancy and equipment expense includes the operating costs of new branches and increases in maintenance and repairs expense.  OREO expense of $115,000 in the first quarter of 2018 relates to one commercial real estate property acquired by deed-in-lieu of foreclosure during the fourth quarter of 2017 and sold during the first quarter of 2018.

The decrease in income tax expense of $1.9 million is due to a reduction in the statutory federal income tax rate from 35% last year to 21% effective January 1, 2018 pursuant to the Tax Act, the recognition in the current quarter of the tax benefits of New York State and New York City net operating loss carryforwards that originated in 2017 and higher tax benefits in the current quarter from BOLI and the vesting and exercise of stock awards.  Considering the reduction in the federal income tax rate to 21% and tax benefits derived from the Bank’s municipal securities portfolio, BOLI, stock-based compensation and the maintenance of a captive REIT, management expects the Corporation’s effective tax rate in the remaining quarters of this year to be in the range of 14% to 16%.

Analysis of Earnings – First Quarter 2018 Versus Fourth Quarter 2017

Net income for the first quarter of 2018 increased $3.5 million over $7.6 million earned in the fourth quarter of last year.  The increase is primarily attributable to increases in net interest income of $756,000 and noninterest income of $2.8 million and decreases in the provision for loan losses of $139,000 and income tax expense of $109,000.  The positive impact on earnings of these items was partially offset by an increase in noninterest expense of $224,000.  The increase in net interest income occurred for substantially the same reasons discussed above with respect to the first quarter periods.  The increase in noninterest income was mainly due to a loss on sale of mortgage-backed securities in the fourth quarter of 2017 of $1.9 million and the reasons discussed above with respect to the first quarter periods.  The decrease in the provision for loan losses was primarily attributable to improvements in economic conditions and historical loss rates in the first quarter of 2018, partially offset by more loan growth in the 2018 quarter.  Although pre-tax earnings increased in the current quarter and the prior quarter included a $909,000 credit to income tax expense resulting from a reduction in the Corporation’s net deferred tax liability, income tax expense was lower this quarter because the statutory federal income tax rate declined to 21%.  In addition, the current quarter’s income tax expense includes the recognition of the tax benefits of New York State and New York City net operating loss carryovers.  Finally, significant excess tax benefits were realized this quarter from the vesting and exercise of stock-based compensation awards.  The increase in noninterest expense includes higher salaries and employee benefits expense largely due to the reasons discussed above with respect to the first quarter periods, partially offset by a fourth quarter 2017 valuation allowance of $725,000 on OREO.

Asset Quality

The Bank’s allowance for loan losses to total loans decreased 3 basis points from 1.15% at year-end 2017 to 1.12% at March 31, 2018.  The decrease is primarily due to adjustments to certain qualitative factors to reflect improved economic conditions and reductions in historical loss rates and compound annual growth rates on certain pools of loans.  The provision for loan losses was $1.5 million and $788,000 in the first quarters of 2018 and 2017, respectively.  The amount of the provision in each quarter was driven mainly by loan growth, offset by improved economic conditions and, in the first quarter of 2018, further offset by reductions in historical losses and growth rate trends on several pools of loans.

The credit quality of the Bank’s loan portfolio remains excellent.  Nonaccrual loans were essentially unchanged from year-end 2017 amounting to $992,000, or .03% of total loans outstanding, at March 31, 2018, compared to $1.0 million, or .03%, at December 31, 2017.  Troubled debt restructurings amounted to $1.4 million, or .04% of total loans outstanding at March 31, 2018.  Of the troubled debt restructurings, $1.3 million are performing in accordance with their modified terms and $96,000 are nonaccrual and included in the aforementioned amount of nonaccrual loans.  Loans past due 30 through 89 days amounted to $3.1 million, or .10% of total loans outstanding, at March 31, 2018, compared to $2.8 million, or .09%, at December 31, 2017.

The credit quality of the Bank’s securities portfolio also remains excellent.  The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 83% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities.  The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies.  In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis.  On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 9.2%, 14.9%, 14.9% and 16.2%, respectively, at March 31, 2018.  The strength of the Corporation’s balance sheet positions the Corporation for continued growth in a measured and disciplined fashion.

Shareholders are currently permitted to purchase up to $75,000 per quarter of the Corporation’s common stock at a 3% discount under the stock purchase component of the Dividend Reinvestment and Stock Purchase Plan.  Shares issued under the Plan provide additional capital that is being used to accommodate balance sheet growth.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system on Long Island and in the New York City boroughs of Queens and Brooklyn.  With respect to loan growth, the Bank will continue to prudently manage concentration risk and further develop its broker and correspondent relationships.  Small business credit scored loans, equipment finance loans and SBA loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact on net interest margin of the flattening yield curve.

The Bank’s growing branch distribution system currently consists of fifty-two branches in Nassau and Suffolk Counties, Long Island and the New York City boroughs of Queens, Brooklyn and Manhattan.  The Bank expects to open three more branches over the next 12 months and continues to evaluate sites for further branch expansion.  In addition to loan and deposit growth, management is also focused on growing noninterest income from existing and potential new sources, which may include the development or acquisition of fee-based businesses.

Challenges We Face

Beginning in December 2015, there have been six twenty-five basis point increases in the federal funds target rate to its current level of 1.50% to 1.75%.  These increases have exerted significant upward pressure on non-maturity deposit rates and have caused these rates and overnight borrowing rates to move upward.  At the same time, the Bank generally lends and invests at a spread to intermediate and long-term U.S. treasury rates.  Although there have been recent increases in these rates, such increases have been more modest than the increases in the federal funds target rate.  As a result of these factors, the yield curve has flattened, net interest margin has declined and lending and investment rates remain suboptimal.  While further increases in the federal funds target rate are expected in the foreseeable future, management does not believe there are near term prospects for meaningful improvement in intermediate and long-term interest rates.  In this scenario, the yield curve could flatten further and exert more downward pressure on net interest margin and earnings.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight.  The markets expect that regulatory relief will be forthcoming, but the timing, magnitude and positive impact of any such relief on financial institutions like the Bank are yet to be determined.  In the current environment, banking regulators are increasingly concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels, liquidity, cyber security and predatory sales practices.  Regulatory requirements, the cost of compliance and enhanced supervisory oversight are exerting downward pressure on revenues and upward pressure on required capital levels and operating expenses.

 CONSOLIDATED BALANCE SHEETS

(Unaudited)

	3/31/18	12/31/17
	(dollars in thousands)
Assets:
Cash and cash equivalents	$69,918	$69,672

Investment securities:
Held-to-maturity, at amortized cost (fair value of $7,027 and $7,749)	6,936	7,636
Available-for-sale, at fair value	813,840	720,128
	820,776	727,764
Loans:
Commercial and industrial	108,741	109,623
Secured by real estate:
Commercial mortgages	1,245,194	1,193,007
Residential mortgages	1,693,333	1,558,564
Home equity lines	81,673	83,625
Consumer and other	6,030	5,533
	3,134,971	2,950,352
Allowance for loan losses	(35,154)	(33,784)
	3,099,817	2,916,568

Restricted stock, at cost	33,184	37,314
Bank premises and equipment, net	40,020	39,648
Bank-owned life insurance	79,291	59,665
Pension plan assets, net	19,232	19,152
Deferred income tax benefit	4,468	—
Other assets	18,718	24,925
	$4,185,424	$3,894,708
Liabilities:
Deposits:
Checking	$950,681	$896,129
Savings, NOW and money market	1,775,662	1,602,460
Time, $100,000 and over	247,099	203,890
Time, other	230,207	119,518
	3,203,649	2,821,997

Short-term borrowings	172,777	281,141
Long-term debt	437,027	423,797
Accrued expenses and other liabilities	10,525	10,942
Deferred income taxes payable	—	2,381
	3,823,978	3,540,258
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares;
Issued and outstanding, 25,024,667 and 24,668,390 shares	2,502	2,467
Surplus	134,924	127,122
Retained earnings	231,937	224,315
	369,363	353,904
Accumulated other comprehensive income (loss), net of tax	(7,917)	546
	361,446	354,450
	$4,185,424	$3,894,708

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	3/31/18	3/31/17
	(dollars in thousands)
Interest and dividend income:
Loans	$26,664	$22,919
Investment securities:
Taxable	2,209	2,202
Nontaxable	3,431	3,377
	32,304	28,498
Interest expense:
Savings, NOW and money market deposits	2,540	1,491
Time deposits	1,708	1,188
Short-term borrowings	783	389
Long-term debt	2,117	1,770
	7,148	4,838
Net interest income	25,156	23,660
Provision for loan losses	1,512	788
Net interest income after provision for loan losses	23,644	22,872

Noninterest income:
Investment Management Division income	581	522
Service charges on deposit accounts	700	703
Net gains on sales of securities	—	57
Other	2,011	1,171
	3,292	2,453
Noninterest expense:
Salaries	7,047	6,228
Employee benefits and other personnel expense	2,170	1,838
Occupancy and equipment	2,813	2,521
Other	2,838	2,760
	14,868	13,347
Income before income taxes	12,068	11,978
Income tax expense	957	2,897
Net income	$11,111	$9,081

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended
	3/31/18	3/31/17
	(dollars in thousands,
	except per share data)

Net income	$11,111	$9,081
Income allocated to participating securities	37	34
Income allocated to common stockholders	$11,074	$9,047

Weighted average:
Common shares	24,962,520	23,858,640
Dilutive stock options and restricted stock units	204,345	264,305
	25,166,865	24,122,945
Per Share:
Basic EPS	$.44	$.38
Diluted EPS	.44	.38
Cash Dividends Declared	.15	.14

FINANCIAL RATIOS

(Unaudited)

ROA	1.13%	1.02%
ROE	12.50%	11.75%
Net Interest Margin	2.71%	2.92%
Dividend Payout Ratio	34.09%	36.84%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	3/31/18		12/31/17
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$3,076		$2,594
Past due 90 days or more and still accruing	—		—
Nonaccrual	896		900
	3,972		3,494
Troubled debt restructurings:
Performing according to their modified terms	1,279		785
Past due 30 through 89 days	—		162
Past due 90 days or more and still accruing	—		—
Nonaccrual	96		100
	1,375		1,047
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,279		785
Past due 30 through 89 days	3,076		2,756
Past due 90 days or more and still accruing	—		—
Nonaccrual	992		1,000
	5,347		4,541
Other real estate owned	—		5,125
	$5,347		$9,666

Allowance for loan losses	$35,154		$33,784
Allowance for loan losses as a percentage of total loans	1.12%		1.15%
Allowance for loan losses as a multiple of nonaccrual loans	35.4	x	33.8	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended March 31,
	2018			2017
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$27,364	$104	1.54%	$25,240	$52.84%
Investment securities:
Taxable	299,381	2,105	2.81	381,352	2,150	2.26
Nontaxable (1)	465,840	4,343	3.73	454,957	5,195	4.57
Loans (1)	3,035,604	26,665	3.51	2,618,352	22,922	3.50
Total interest-earning assets	3,828,189	33,217	3.47	3,479,901	30,319	3.49
Allowance for loan losses	(34,464)			(30,703)
Net interest-earning assets	3,793,725			3,449,198
Cash and due from banks	37,301			31,892
Premises and equipment, net	39,964			34,589
Other assets	115,984			79,281
	$3,986,974			$3,594,960
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,704,504	2,540.60		$1,579,338	1,491.38
Time deposits	351,462	1,708	1.97	282,749	1,188	1.70
Total interest-bearing deposits	2,055,966	4,248.84		1,862,087	2,679.58
Short-term borrowings	200,308	783	1.59	194,189	389.81
Long-term debt	435,332	2,117	1.97	380,621	1,770	1.89
Total interest-bearing liabilities	2,691,606	7,148	1.08	2,436,897	4,838.81
Checking deposits	925,825			836,519
Other liabilities	9,181			8,068
	3,626,612			3,281,484
Stockholders' equity	360,362			313,476
	$3,986,974			$3,594,960

Net interest income (1)		$26,069			$25,481
Net interest spread (1)			2.39%			2.68%
Net interest margin (1)			2.71%			2.92%

(1) Tax-equivalent basis.  Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income.  For 2018, the tax-equivalent amount of $1.00 of nontaxable income was $1.27 using the statutory federal income tax rate of 21%.  For 2017, the tax-equivalent amount of $1.00 of nontaxable income was $1.54 using the statutory federal income tax rate of 35%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2018.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about May 10, 2018, after it is electronically filed with the SEC.  Our SEC filings are also available on the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.